UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☒ Definitive Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule §240.14a-12

THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

March 20, 2026

Dear Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on April 30, 2026, at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida.

At this meeting you will be asked to:

•
vote for the election of the director identified in the accompanying proxy statement;
•
approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to (i) increase the number of shares authorized for issuance under the Purchase Plan by 250,000 shares, and (ii) extend the current term of the Purchase Plan by three years until July 1, 2031;
•
hold an advisory vote on executive compensation; and
•
ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2027.

These matters are discussed in detail in the accompanying proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend.

On or about March 20, 2026, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2025 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

We look forward to receiving your vote.

Sincerely,

Ted A. Fernandez

Chairman and Chief Executive Officer

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2026

The 2026 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on April 30, 2026, at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida, for the following purposes:

1.
to elect to the director identified in the accompanying proxy statement;

2.
approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to (i) increase the number of shares authorized for issuance under the Purchase Plan by 250,000 shares, and (ii) extend the current term of the Purchase Plan by three years until July 1, 2031;
3.
to hold an advisory vote on executive compensation;
4.
to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2027; and
5.
to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2026, as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to examination by any shareholder for any purpose related to the meeting during ordinary business hours for the ten days prior to the annual meeting at the Company’s offices, as well as on April 30, 2026, at the location of the annual meeting. All shareholders are invited to attend the annual meeting.

On or about March 20, 2026, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2025 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

By Order of the Board of Directors,

Keith Henrich

Secretary

Miami, Florida

March 20, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 30, 2026: The Hackett Group, Inc.’s Proxy Statement and 2025 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via U.S. mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Keith Henrich, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the annual meeting.

Table of Contents

Page
PROPOSAL 1 ELECTION OF DIRECTORS	4
General	4
Nominee	5
Corporate Governance and Other Matters	7
Audit Committee	8
Compensation Committee	9
Nominating and Corporate Governance Committee	9
Stock Ownership Guidelines	10
Policy Regarding Hedging and Pledging	11
Code of Conduct and Ethics	11
Cybersecurity	11
Corporate Social Responsibility	11
Other Matters	12
COMPENSATION COMMITTEE REPORT	13
COMPENSATION DISCUSSION AND ANALYSIS	14
Overview of Compensation Philosophy and Objectives	14
The Elements of Executive Compensation at the Company	15
Shareholder "Say on Pay” Vote	18
Executive Compensation Decisions for 2025	19
Executive Compensation Decisions for 2026	20
Timing of Equity Incentive Plan Awards and Discretionary Equity Awards	21
Tax and Accounting Considerations and Compensation Deductibility Policy	21
Compensation Recovery	21
Insider Trading Policy	21
SUMMARY COMPENSATION TABLE	22
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2025	23
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	25
OPTION EXERCISES AND STOCK VESTED (During fiscal year-ended December 26, 2025)	26
Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	28
DIRECTOR COMPENSATION	31
OUTSTANDING DIRECTOR EQUITY AWARDS AT 2025 FISCAL YEAR-END	32
Compensation Committee Interlocks	32
PAY RATIO	32
PAY VERSUS PERFORMANCE	33
PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PLAN (THE "PURCHASE PLAN") TO (I) INCREASE THE SHARES AUTHORIZED FOR ISSUANCES BY 250,000 SHARES, AND (II) EXTEND THE TERM OF THE CURRENT PURCHASE PLAN BY THREE YEARS UNTIL JULY 1, 2031	36
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	40
REPORT OF THE AUDIT COMMITTEE	42
PROPOSAL 4 TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANYS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2027	43
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	45
Review, Approval or Ratification of Related Person Transactions	45
BENEFICIAL OWNERSHIP OF COMMON STOCK	46
DELINQUENT SECTION 16 REPORTS	48
SHAREHOLDERS PROPOSALS FOR THE ANNUAL MEETING IN 2027	48
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	49
OTHER BUSINESS TO BE TRANSACTED	50
APPENDIX A	A-1

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2026

VOTING INFORMATION

This proxy statement and the accompanying notice of annual meeting and proxy card are being made available, on or about March 20, 2026, to the shareholders of The Hackett Group, Inc. (the “Company” or “Hackett”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2026 Annual Meeting of Shareholders to be held on April 30, 2026 at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida and any postponement or adjournment thereof.

Your shares will be voted in accordance with the instructions contained on a properly executed proxy card submitted to the Company or in accordance with your instructions submitted via the telephone or Internet.

The Board recommends that you vote:

•
“FOR” the Board’s nominee for director;

•
“FOR” the Proposal 2 to approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to (i) increase the number of shares authorized for issuance under the Purchase Plan by 250,000 shares, and (ii) extend the current term of the Purchase Plan by three years until July 1, 2031;
•
“FOR” Proposal 3 to approve, in an advisory vote, the Company’s executive compensation; and
•
“FOR” Proposal 4 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2027.

Executed but unmarked proxies submitted to the Company will be voted in accordance with the Board’s recommendations.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On or about March 20, 2026, the Company is mailing to its shareholders a notice containing instructions on how to access this proxy statement and the Company’s 2025 Annual Report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. Shareholders receiving this document and accompanying proxy card and Annual Report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via U.S. mail. Shareholders receiving this document and accompanying proxy card via U.S. mail may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

If you share an address with one or more other shareholders, you may have received notification that you will receive only a single copy of the Annual Report, notice and proxy statement for your entire household unless you have notified us that you wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs. If you would like to revoke your consent to “householding,” or if you are receiving multiple copies at your address and would like to enroll in “householding,” please submit your request to Josie Estevez-Lugo at 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131 or call us at (305) 375-8005. If you own your shares in “street name,” please contact your broker, bank, trustee, or other intermediary to make your request.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 13, 2026, has been fixed by the Board as the record date (the “Record Date”) for determination of shareholders entitled to vote at the annual meeting. On the Record Date, 25,220,226 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or represented by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•
The Board’s nominee for director will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For more information regarding the majority voting provisions of the Bylaws, see “Proposal 1-Election of Director” on page 4 of this proxy statement.

•
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the Purchase Plan amendment in Proposal 2

•
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the advisory vote on executive compensation in Proposal 3.
•
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2027 in Proposal 4.

Abstentions and broker non-votes will be treated as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2, 3 and 4. Broker non-votes will not have any effect on the approval of Proposals 2, 3 and 4.

The presence of a shareholder at the annual meeting will not automatically revoke the shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE BOARD NOMINEE AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4.

PROPOSAL 1

ELECTION OF DIRECTOR

General

The Company’s articles of incorporation provide that the Board shall consist of no fewer than five directors and no more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board. The Board currently is composed of seven directors. The Board is divided into three classes. One class is elected each year for a term of three years.

One director will be elected at the annual meeting. The Board has nominated John R. Harris, who is an existing director, for the position. If elected, Mr. Harris will serve a three-year term expiring at the annual meeting in 2029. You can find more information about Mr. Harris below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of the nominee. The Board believes that Mr. Harris will stand for election and will serve if elected. However, if Mr. Harris fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board may recommend.

Since this election is not contested, the Board’s nominee for director will be elected only if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. If Mr. Harris is not re-elected, the Company bylaws provide that he must tender his resignation to the Board. The Nominating and Corporate Governance Committee will then consider such resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision and the rationale therefor. If the resignation is not accepted, the director will continue to serve until his successor is elected and qualified, until there is a decrease in the number of directors or until the director’s earlier resignation or removal. The majority voting provisions for the election of directors apply only to uncontested elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF MR. HARRIS AS DIRECTOR.

Information as to the Nominee and Continuing Directors

The following table sets forth certain information regarding the Board’s nominee for election as director and those directors who will continue to serve as such after the annual meeting.

Name	Age (1)	Director Since (2)	Position held with the Company	Term Expires
NOMINEES
John R. Harris(3)	78	2006		2026
CONTINUING DIRECTORS
Maria A. Bofill(3)	68	2021		2027
David N. Dungan	72	2000	Vice Chairman and Chief Operating Officer	2027
Richard N. Hamlin(3)	78	2003		2027
Ted A. Fernandez	69	1997	Chairman and Chief Executive Officer	2028
Robert A. Rivero(3)	84	2016		2028
Alan T.G. Wix(3)	84	1999		2028

(1)
The ages shown are as of March 13, 2026.
(2)
The years shown reflect the year in which these persons were first elected or appointed as directors.
(3)
Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

The principal occupations and other public company directorships for the past five years or more of Mr. Harris and the six directors whose terms of office will continue after the annual meeting are set forth below. Specific experience, qualifications, attributes and skills that the Board believes qualify each current director, including the director nominees, for his or her position on the Board are also summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each director.

Nominee

John R. Harris is a private investor and director at several companies. Mr. Harris is currently an Executive Partner with Millpoint Capital and serves on the board of directors of their portfolio Company IQOR, a leading CXS provider. Mr. Harris also serves on the board of directors of Vivakor, Inc., a publicly traded socially responsible operator, acquirer and developer of technologies and assets in the oil and gas industry, as well as related environmental solutions. He has in-depth experience in public company operations and management, having served as the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services, from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris has an extensive history of senior executive leadership positions and board participation in the information technology, media, telecommunications and outsourcing industries. Mr. Harris spent twenty-five years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris provides significant public company board experience through his prior service on the boards of, and as an advisor to, companies including BancTec, Applied Graphic Technologies, Genuity, CapRock Communications, Startek, Premier Global and Sizmek (formerly DG FastChannel), ServiceSource International, Inc. and Mobivity Holding Corp.

Continuing Directors

Maria A. Bofill is a seasoned executive, having served in senior strategic finance and operational roles for public and privately held multinational companies. Her more recent experience with a professional services firm was in the talent acquisition industry focused on business development, industry networking, resource placement and high-impact leadership, where Ms. Bofill provided financial, operational and human resource insights in the development and implementation of growth and profitability strategies. She is retired and last served as the Director of Business Development for TTG Talent Solutions, a boutique talent acquisition and placement firm from February of 2020 to March of 2023 where she forged relationships with numerous corporate entities, community organizations and institutions of higher learning. In this capacity, she applied her seasoned leadership skills to employee placement and retention initiatives, including expanding the understanding of diversity, equity and inclusion platforms. Her work in the talent acquisition industry benefits the Company which seeks to source high quality resources in highly competitive and challenging employment markets. From June 2016 to September 2019, Ms. Bofill served as the Chief Financial Officer for Fyffes North America, Inc. From May of 2008 to June of 2016, she served as the Director of Finance and Administration and Treasurer of Fresh Quest, Inc. From October 2005 to May 2008, Ms. Bofill served as the Managing Principal of Octavian, Inc. From January 1988 to October of 2005, she served as the Vice President of Finance and Administration for the North America region of Fresh Del Monte Produce. The Company benefits from Ms. Bofill’s in-depth financial and accounting experience which provides additional depth to the Audit Committee. Her experience working with multinational organizations is a valuable asset to the Company and provides insight into international markets.

David N. Dungan is a founder of the Company, along with Mr. Fernandez. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of the Strategic Services Consulting Division of KPMG LLP (“KPMG”) from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting.

Richard N. Hamlin is a consultant and investor. He previously served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. He provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years, which included service on KPMG’s board of directors from 1994 to 1998, and later became a partner of KPMG Consulting. Mr. Hamlin’s work experience provides additional depth of capability to the Audit Committee. Mr. Hamlin also has prior experience on a public company board as a former member of the board of directors and Chairman of the Audit Committee of eTelecare Global Solutions. Mr. Hamlin provides operational perspective from outside of the business consulting industry, having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Ted A. Fernandez founded the Company in 1997 based on a strategy he developed from his extensive history in the professional services industry, which included an eighteen-year career with KPMG. From 1979 to 1994, Mr. Fernandez held several industry executive and client service positions with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution. Mr. Fernandez has served as the Chairman of the Board and Chief Executive Officer (“CEO”) since founding the Company.

Robert A. Rivero held numerous operating management positions with KPMG from 1965 to 1999 as a Senior Managing Partner of KPMG ranging from Office Managing Partner, Regional Partner in Charge and ultimately, National Senior Partner in Charge, leading nine different business units (both domestic and overseas). Since 2003, Mr. Rivero has served as the chief executive officer of RAR Management Services, LLC which provides advisory services to CEOs, assists companies in the development and implementation of strategic action plans for growth and profitability, and provides solutions to international business operating challenges. The Company benefits from Mr. Rivero’s broad experience base within the professional services industry. He also brings additional in-depth knowledge of financial and accounting experience to the Board. With experience advising senior executives of large international companies and having lived and managed operations in Europe, Latin America & Southeast Asia, Mr. Rivero’s knowledge of international markets is a valuable asset to the Board.

Alan T.G. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services, and, as such, provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 59, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board consists of seven members, of whom five are considered “independent directors” under the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Company’s independent directors are Maria A. Bofill, Richard N. Hamlin, John R. Harris, Robert A. Rivero and Alan T.G. Wix. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Board’s standing committees consist entirely of independent directors.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been unified since the Company was founded, and the Board believes that the unification of those roles remains appropriate for the Company at this time. The Board believes that its leadership structure both (1) demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing its operations, and (2) provides an effective connection between management’s role of identifying, assessing and managing risks and the Board’s role of risk oversight. The Board believes that Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces, and therefore that he is best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters impacting the Company. The Board has not appointed a “lead independent” director. The Board believes that its current structure with five of its seven members being independent and with each of its standing committees being chaired by and consisting entirely of independent directors, provides effective independent director oversight of the Company’s operations. The Board recognizes that different board leadership structures may be appropriate for companies in different situations and understands that no structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and continues to be, well-served by its current leadership structure.

The Board’s Role in Strategy Oversight

The Board and management team are focused on maximizing shareholder value and building long-term business success through sound corporate governance and the implementation of Hackett’s strategy. The Board regularly evaluates strategic opportunities to enhance shareholder value.

Each year, the Board undertakes a strategic review of the proposed annual operating plan, which includes business strategy. The strategic review includes an evaluation of how best to leverage and strengthen the Company's strategic differentiators and a thorough assessment of its services portfolio, including merger and acquisition opportunities. As part of this process, the Board also reviews a capital allocation model and human capital plans, including strategic hires, talent management, and talent development priorities. The proposed annual plan is then revised, if necessary, and approved by the Board. On a quarterly basis, the Board monitors execution of the annual plan and considers any adjustments as required. The annual plan may also be reviewed and revised by the Board as needed throughout the year to reflect changing conditions or new opportunities.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s management of the significant risks facing the business, including properly safeguarding the Company’s assets, maintaining appropriate financial and other internal controls, complying with applicable laws and regulations, and implementing proper corporate governance practices. Risks are considered in all business decisions and in connection with the development of the Company’s business strategy. The Board as a whole is responsible for reviewing and approving the Company’s annual operating plan. In connection with that review, the Board typically inquires of management as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole and evaluates whether these risks are appropriately mitigated. In addition, the Board’s committees, which meet regularly and report back to the Board, play significant roles in carrying out the Board’s risk oversight function. Company management also plays an important role in connection with risk management through the implementation and evaluation of effective internal controls and other internal processes.

The Board delegates to the Audit Committee responsibility for assisting the Board with several risk oversight functions, including oversight of those items listed below under “Audit Committee”.

The Board delegates to the Compensation Committee responsibility for assisting the Board in the oversight of risks related to the Company’s compensation programs. The Compensation Committee is charged with understanding the risks and rewards associated with the Company’s compensation philosophy and ensuring that its various compensation programs are aligned with the Company’s goals and objectives.

The Board delegates to the Nominating and Corporate Governance Committee authority to develop and implement the Company’s director nomination guidelines and to recommend nominees for election, ensuring that the Board contains the appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. The Nominating and Corporate Governance Committee also is responsible for developing and implementing the Company’s corporate governance guidelines and for considering social responsibility, environmental and sustainability matters.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent registered public accounting firms. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

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the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;
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the Company’s system of internal controls regarding finance and accounting compliance;
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the independence and performance of the Company’s independent registered public accounting firm;
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the Company’s ethical compliance programs, including the Company’s anti-bribery and anti-corruption policies;
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the Company’s information technology systems, including cybersecurity and artificial intelligence risks;
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all transactions with related parties; and
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decisions to enter into swap transactions that are exempt from the clearing and margin requirements of the Commodity Exchange Act and regulations promulgated thereunder.

The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the Nasdaq.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Rivero and Wix and Ms. Bofill. The Board has determined that each current member of the Audit Committee is independent under the

Nasdaq’s listing standards and the SEC’s heightened independence requirements for members of audit committees. The Board has determined that Mr. Hamlin, Mr. Rivero and Ms. Bofill are “audit committee financial experts”, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/governance/. References to the Company website included in this proxy statement are provided solely for convenience purposes. Content on the Company website is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of its other filings with the SEC. (For further information on the Audit Committee, see the “Report of the Audit Committee” on page 42 in this proxy statement).

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving executive compensation and human resource programs for the Company. The Compensation Committee determines the compensation of the Company’s CEO. In addition, the Compensation Committee has the following authority and responsibilities:

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to approve the compensation of all executive officers other than the CEO with input from the CEO;
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to review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans, equity-based plans, employment agreements and any severance arrangements or plans;
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to administer the Company’s incentive compensation plans, equity-based plans and employee benefit plans;
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to review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and to review and discuss at least annually the relationship between risk management policies and practices and compensation;
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to review director compensation for service on the Board and Board committees periodically and to recommend any changes to the Board; and
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to periodically retain an outside consultant to review the Company’s compensation programs as may be needed.

The current members of the Compensation Committee are Messrs. Harris (Chairman), Hamlin, Rivero and Wix and Ms. Bofill. The Board has determined that the current members of its Compensation Committee are independent under the Nasdaq’s listing standards.

For 2025, as in prior years, the Company conducted, and the Compensation Committee reviewed, a risk assessment of its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of its executives and other employees with respect to taking business risks that could affect the Company. The Company believes that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/governance/. (For further information on the Compensation Committee, see the “Compensation Committee Report” on page 13 in this proxy statement).

Nominating and Corporate Governance Committee

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The Nominating and Corporate Governance Committee is responsible for:
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identifying individuals qualified to become members of the Board;
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recommending candidates for election or re-election to the Board;

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developing and implementing the Company’s corporate governance guidelines;
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considering social responsibility, environmental and sustainability matters; and
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overseeing the Company’s Human Rights and Modern Slavery Policy.

The current members of the Nominating and Corporate Governance Committee are Messrs. Wix (Chairman), Hamlin, Harris and Rivero and Ms. Bofill.

The Nominating and Corporate Governance Committee selects and must approve all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in accordance with the procedures set forth in the Company's bylaws. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2027” on page 48 of this proxy statement.

The Nominating and Corporate Governance Committee is also responsible for the development and implementation of the Company’s corporate governance guidelines. The Company’s corporate governance guidelines can be found on the Company’s website at https://www.thehackettgroup.com/governance/. The corporate governance guidelines implemented by the Nominating and Corporate Governance Committee contain criteria that the Committee employs to identify and recommend candidates to the Board. These criteria include:

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personal and professional integrity;
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the skills, business experience and industry knowledge useful in the oversight of the Company based on the perceived needs of the Company and the Board at any given time;
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the ability and willingness to devote the required amount of time to the Company’s affairs, including preparation for and attendance at Board and committee meetings;
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interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company and its shareholders;
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to the extent considered appropriate by the Board, whether a director candidate may be considered to be a “financial expert” as defined in relevant SEC rules; and
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freedom from any personal or professional relationships that would adversely affect the ability to serve the best interests of the Company and its shareholders.

As reflected in the Company’s corporate governance guidelines, the Nominating and Corporate Governance Committee believes that a director candidate should have expertise, skills, knowledge and experience that, when taken together with that of other Board members, will lead to a Board that is effective, collegial and responsive to the needs of the Company.

The Nominating and Corporate Governance Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/governance/.

Stock Ownership Guidelines

The Company’s corporate governance guidelines also contain stock ownership guidelines for the Company’s CEO. Pursuant to these guidelines, the Company’s CEO is required to own a number of shares of the Company’s common stock equal in value to six times his annual base salary. The Company’s CEO currently satisfies these requirements. The Company’s CEO is required to purchase shares in the open market to satisfy these guidelines if necessary. Once the guidelines are achieved, the CEO will not be considered to be out of compliance with these guidelines due to fluctuations in the Company’s stock price.

Policy Regarding Hedging and Pledging

The Company’s corporate governance guidelines contain restrictions that prohibit directors, officers and employees of the Company from, directly or indirectly, engaging in hedging transactions with respect to securities of the Company. A hedge transaction is defined as the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or any transaction that hedges, offsets, or is designed to hedge or offset, any decrease in the market value the Company’s common stock. The Company’s corporate governance guidelines also contain restrictions that prohibit directors and officers of the Company from pledging securities of the Company as collateral for a loan or otherwise using securities of the Company to secure a debt (e.g., to secure a margin loan) without the prior written approval of the Audit Committee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company and complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. The Code of Conduct and Ethics reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at https://www.thehackettgroup.com/governance/. The Company intends to post amendments to or waivers from the Code of Conduct and Ethics that are applicable to the Company’s CEO, CFO or Controller on its website in accordance with SEC rules. Historically, the Company’s employees were required to acknowledge that they had reviewed and were in compliance with the Code of Conduct upon hiring and when changes were made to the Code. All employees are required to acknowledge the Code of Conduct on an annual basis as well as complete the Company’s anti-corruption and anti-corruption training course.

Cybersecurity

The Company's Board recognizes that security is critical to the services it provides and to the infrastructure that supports the Company's delivery efforts. The Audit Committee is responsible for oversight of the Company’s information technology systems, including cybersecurity. It regularly reviews the status of the initiatives such as the seeking of certifications associated with the Company's information technology systems. The Company has designed its cybersecurity program and controls, and maintains a detailed set of written policies, consistent with industry security frameworks, standards, and guidance. The Company regularly reviews the effectiveness of its cybersecurity controls, promptly addressing any identified risk areas, and subject its information technology systems to testing performed by external parties on an annual basis. Company employees are required to successfully complete a cybersecurity training course. In addition, the Company performs periodic testing to evaluate the effectiveness of its training programs and to help prevent loss associated with the disclosure of personal information. To date, the Company has not identified any material breach of its information technology systems. The Audit Committee maintains oversight of the Company's information technology systems including risks related to artificial intelligence and reports to the Board with respect to the status of such systems.

Corporate Social Responsibility

The Hackett Group is committed to corporate social responsibility. The Company aims to achieve this through the ongoing support of relationships with its people and the community, as well as upholding its duty to act in an environmentally responsible manner. The Company embraces these commitments with enthusiasm and aims to continuously develop its corporate social responsibility to promote a vibrant, positive and professional workforce.

People

The Company believes in the continuous development and support of its employees in order to provide a positive, collaborative, and successful workforce by providing a safe and inclusive workplace culture.

Environment

It is the Company’s policy to maintain environmentally responsible business practices and to comply with all applicable laws and regulations relating to the impact of its business on the environment. The Company is dedicated to maintaining its already low impact on the environment. The direct emissions from sources the Company controls is minimal. Emissions from utilities that the Company purchases is directly correlated to the amount of office space that it leases. The most significant environmental impacts associated with the Company’s operations relate to indirect emissions that occur in connection with business travel.

The Company seeks to minimize travel associated with its client service delivery efforts and leases office space only when and where it is essential. The Company also expects to continue to follow its minimal footprint approach to leasing office space for the foreseeable future. Where the Company does lease space, it will endeavor to do so in buildings that have received higher energy efficiency certifications or ratings.

Community

The Company works to support all within its community through its charitable fulfillment, as well as the Company's student outreach programs.

Supply Chain

Through its Global Partner Code of Conduct, the Company requires its business partners to act with integrity and respect human rights, the health and safety of its employees, information security and encourages its business partners to manage their environmental impact.

For more information about the Company's commitment to corporate social responsibility go to: https://www.thehackettgroup.com/corporate-social-responsibility/. The Company’s Global Partner Code of Conduct can be found at: https://www.thehackettgroup.com/global-partner-code-conduct/. The Company’s Health and Safety Policy can be found at: https://www.thehackettgroup.com/health-safety-policy/.

Other Matters

During the fiscal year ended December 26, 2025, the Board held 7 meetings, the Audit Committee held 7 meetings, the Compensation Committee held 6 meetings and the Nominating and Corporate Governance Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board and any committee on which he or she served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the Company’s corporate headquarters at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida 33131. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business.

Historically, all of the Company’s directors have been expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2025 Annual Meeting of Shareholders via video conference. All of the Company’s directors are expected to attend the 2026 Annual Meeting of Shareholders in person but will be given the option to attend via video conference.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis below. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended December 26, 2025, and the Board has approved that recommendation.

Respectfully submitted,

Compensation Committee

John R. Harris, Chairman

Maria A. Bofill

Richard N. Hamlin

Robert A. Rivero

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Compensation Committee’s objectives relating to compensation are to align the financial interests of management and the Board with those of its shareholders and to attract and retain highly qualified executives. The Company achieves these objectives by linking a substantial portion of each individual’s compensation to the achievement of financial and operational objectives in a particular business unit or the Company as a whole.

The Compensation Committee has adopted a “pay-for-performance” compensation program for the Company’s named executive officers. The program primarily rewards the achievement of annual adjusted diluted net earnings per share targets which, if met, result in the payment of cash bonuses and equity awards, which are in the form of performance-based restricted stock units. The program also rewards the achievement of long-term business objectives based on the continued improvement of operating performance, earnings growth and share value appreciation by vesting these performance-based restricted stock units over a subsequent minimum three-year period. This represents one of the long-term components of the Company's executive compensation programs. This vesting period, during which the value of the Company's common stock can rise or fall based on Company performance, places a premium on the execution of the Company’s long-term strategy and further aligns its executives’ interests with those of the Company's shareholders. The Company’s compensation programs require the Company’s executive officers to focus on the future growth and current profitability of the Company, as well as, on increasing shareholder value.

In September 2024, the Compensation Committee approved the one-time grant of performance-based restricted stock unit awards (the “Stock Price Awards”) to the Company’s named executive officers, and eight other employees, under the Company’s 1998 Stock Option and Incentive Plan (the “Plan”). (See page 16 below for a more detailed discussion of the Stock Price Awards). The Stock Price Awards are designed to incentivize long-term out-performance of the Company’s stock price, aligning the executives’ interests with those of the Company’s stockholders while taking into account the Company’s need to aggressively pivot its capabilities to support generative artificial intelligence (“Gen AI”) related consulting and implementation services and pursue the development of or acquisition of Gen AI software platforms and related capabilities to support and differentiate its offerings. In connection with the grant of the Stock Price Awards, the Compensation Committee determined that annual equity incentive award opportunities for the named executive officers during the three-year performance period of the Stock Price Awards program will be reduced by 50%, as compared to the annual equity incentive award opportunities in the Company’s executive compensation program for 2024. As a result, the value of the 2025 equity awards to named executive officers were 50% less than 2024 and will remain at this level through 2028. The reduction applies to all other participants as well.

The main goals of the Company’s executive compensation program are as follows:

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to motivate and focus executives on critical business issues;
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to ensure that the executive team has clear goals and accountability with respect to the Company’s financial performance;
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to attract and retain executive talent;
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to increase shareholder value; and
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to provide significant incentive opportunities tied to the attainment of specific financial performance goals.

The Company believes that its compensation programs support its business strategies and directly links pay with performance results. The Company continues to observe what it believes to be its directly comparative pay market, which is other strategic consulting and business advisory organizations and professional services firms which are mostly of significantly greater size.

In order to assure that its executive compensation programs are both competitive and appropriate, the Compensation Committee reviews executive compensation periodically to determine whether any adjustments to specific compensation components should be implemented. In connection with this process, the Compensation Committee primarily considers the value of base salary and incentive cash and equity compensation. These compensation components are even more meaningful since the Company does not contribute to any retirement programs in any form including defined benefit, defined contribution or supplemental retirement plans for its executives.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. In August 2024, the Company engaged PayGovernance, an independent compensation consultant, to perform a comprehensive review of the Company's executive compensation program, including a potential one-time equity grant as part of the Stock Price Awards, taking into account the Company's desire to pivot its capabilities to support Gen AI-related consulting services and solutions. PayGovernance reviewed annual target pay opportunities for top executives at comparable companies of similar size and reviewed one-time awards at select Small and Mid-Cap companies that were clearly distinct from a company's regular compensation program.

The Compensation Committee has determined that the advisors retained or consulted by the Committee are independent and raise no conflict of interest concerns. PayGovernance did not and has not provided any services to the Company other than those services for which they were retained by the Compensation Committee and are not currently providing any services to the Company.

The Elements of Executive Compensation at the Company

Overview

The Company’s annual executive compensation program that applies to its three named executive officers, Messrs. Fernandez, Dungan and Ramirez, rewards the named executive officers for the achievement of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been substantially consistent since it was created by the Compensation Committee in 2005 based on recommendations from a nationally recognized executive compensation consulting firm at the time. The Compensation Committee engaged a consultant in 2017 and again in 2024 to review the compensation program. The Compensation Committee continues to believe that its annual compensation program and compensation levels are appropriate for the Company. The program consists of base salaries and cash and equity incentive bonus opportunities that the Company believes are market competitive for companies of similar size within its industry. The Company's annual executive compensation program consists of two primary elements: (1) short-term compensation in the form of annual compensation, consisting of base salaries, annual cash incentive compensation and employee benefits; and (2) long-term incentive compensation in the form of performance-based restricted stock units which, after being earned through the achievement of performance targets, then vest over a three-year period.

Performance-based cash awards and restricted stock awards are tied to the achievement of adjusted diluted net earnings per share targets based on a Board-approved annual operating plan. Adjusted diluted net earnings per share is defined as net income before income from discontinued operations, if applicable, and excludes restructuring charges and asset impairments, acquisition-related adjustments, non-cash stock compensation expense, amortization of intangible assets, non-recurring charges and includes a tax rate based on Generally Accepted Accounting Principles (“GAAP”). Adjusted diluted net earnings per share is based on weighted average common and common equivalent shares outstanding. In addition, the Compensation Committee retains the right to exclude the impact of certain non-recurring events from the adjusted diluted net earnings per share calculation when, in the opinion of the Compensation Committee, inclusion would not accurately reflect the core operating performance of the Company. The Committee believes that adjusted diluted net earnings per share is the best measure of core operating performance for determining incentive compensation.

On an annual basis, the Compensation Committee evaluates and establishes the threshold and target achievement levels for the Company’s annual incentive compensation program for its named executive officers, which consist of its CEO, COO and CFO, which it refers to as “Commence,” “Goal” and “Superior.” If the Company’s performance falls short of the established goals for business growth, then the bonus compensation paid in connection with the program is reduced or no bonuses are paid at all. Payouts are interpolated if results fall between performance levels and extrapolated for performance exceeding the Superior level. The Company believes the targets established for its named executive officers are challenging. This program has been in effect for 21 years. In two of those years, no bonuses were paid to the named executive officers as the Commence performance target was not achieved. In ten of those years, including for 2025, a bonus was paid based on results which were between the Commence and the Goal targets. Including 2020, during which a modified executive compensation program was utilized in light of the impact of the COVID-19 pandemic on the Company's business, in two of those years, the Goal target was achieved. In seven of those years, over which average adjusted diluted earnings per share growth was 110%, the Company’s performance exceeded the Superior target. Excluding 2010, when adjusted diluted earnings per share growth was 476%, the average adjusted diluted earnings per share growth over the other six years in which Superior targets were achieved was 50%.

The Compensation Committee targets an even balance between the cash and equity incentive award opportunities included in the Company’s annual compensation programs overall, but weights the equity component in the named executive officer compensation program more heavily in the case of its CEO and COO.

Performance-based equity grants issued to employees, other than the Company’s named executive officers, typically vest over a three or four-year period, based on the recipient’s individual compensation program with the exception of two programs designed for the Company’s senior leadership. The first of those programs was introduced in 2020, and vests a portion of the participant’s annual equity opportunity after the conclusion of the compensation year subject to the achievement of a minimal level of Company profitability and the achievement of personal management objectives established for the individual. For 2025, fourteen individuals participated in this program. Mr. Fernandez and Mr. Dungan do not participate in this program. The second of these programs offers the participant the opportunity to receive a significant equity grant if the person achieves an extraordinary long-term financial goal for which the person has three or four years to achieve. The equity grant, if awarded, would vest on the first anniversary of the grant date. Mr. Fernandez, Mr. Dungan and Mr. Ramirez do not participate in this program.

All equity grants, other than those issued upon hiring or for retention purposes, are issued based on the achievement of Company, group or individual performance goals, any combination thereof, or extraordinary individual contribution. Vesting is contingent on continued employment. The Company regards this vesting period as an important retention tool. More importantly, the Company believes that incentive compensation that is paid in the form of equity that vests over three or four years serves as a meaningful long-term incentive, the ultimate value of which is directly correlated to the price of the Company’s common stock at the end of the vesting period. This rewards employees for increasing shareholder value. A heavier weighting on the incentive equity component ties a greater portion of the Company’s CEO and COO’s ultimate compensation to the ability to deliver increased shareholder value over the vesting period. To further ensure the alignment of the CEO’s interests with those of the Company’s shareholders, the Board has adopted stock ownership guidelines that require the CEO to own a number of shares equal in value to six times his annual base salary. The CEO is currently in compliance with these guidelines.

In September 2024, the Compensation Committee approved the Stock Price Awards program which included a one-time grant of performance-based restricted stock unit awards to the Company’s named executive officers, and eight other employees, under the Plan. The Stock Price Awards program is designed to incentivize long-term out-performance of the Company’s stock price, aligning the executives’ interests with those of the Company’s stockholders while taking into account the Company’s need to aggressively pivot its capabilities to support Gen AI-related consulting and implementation services and pursue the development of or acquisition of Gen AI software platforms and related capabilities to support and differentiate its offerings. Additionally, the annual equity incentive award opportunities for the named executive officers during the performance period of the Stock Price Awards program is reduced by 50%, as compared to the annual equity incentive award opportunities in the Company’s executive compensation program for 2024 for compensation years 2025 through 2028 even if the performance hurdles are achieved earlier than that.

The Stock Price Awards are eligible to become earned based on the achievement of three significant stock price hurdles over a performance period from the date of grant through December 31, 2028 and are conditioned upon satisfaction of time-based vesting conditions. The volume weighted average price per share of the Company’s common stock over any 20 consecutive trading days during the performance period must exceed the applicable stock price hurdle in order for the stock price hurdle to be considered achieved. Notwithstanding the date of achievement of the stock price hurdles during the performance period, the Stock Price Awards subject to the first, second and third stock price hurdles may not vest until the first, second and third anniversary of the grant date, respectively, which requires continued service through such date.

The following table illustrates the amounts of performance-based restricted stock units that can be earned based on achievement of the three stock price hurdles applicable to the Stock Price Awards, which hurdles were established by the Compensation Committee:

Hurdle	% of Stock Price Awards Earned	Stock Price Hurdle	% Appreciation from 20-day Volume Weighted Average Price of $25.93 between August 16, 2024 and September 13, 2024
Stock Price Award Hurdle #1	33.33%	$30	16%
Stock Price Award Hurdle #2	Additional 33.33%	$40	54%
Stock Price Award Hurdle #3	Additional 33.34%	$50	93%

The $30 share price hurdle associated with the Stock Price Awards was achieved in the fourth quarter of 2024. One third of the Stock Price Awards issued to Messrs. Fernandez, Dungan and Ramirez vested on September 16, 2025.

As described above, the Compensation Committee approved the Stock Price Awards following a comprehensive review of the Company’s executive compensation program conducted with the Compensation Committee’s independent compensation consultant, taking into account the Company’s desire to pivot its capabilities to support Gen AI-related consulting services and solutions. The Company believes this transition will help it remain competitive and take advantage of the significant shareholder value creation Gen AI can provide.

The Stock Price Awards are designed to further align the interests of the Company’s key executives with those of its stockholders, by incentivizing the stock performance outcomes and exposing executives more directly to the market price of the Company’s common stock, increasing executive stock ownership over time and promoting retention given their potential value. Based on the closing stock price of $25.60 and 27,651,921 shares outstanding on September 13, 2024, achieving the $50 stock price hurdle represents an approximately $675 million increase in the Company’s market capitalization. As of March 13, 2026, the last closing stock price prior to the date of this proxy statement, was $13.85.

Annual Compensation

Annual compensation of the Company’s named executive officers consists of base salaries, annual incentive compensation and employee benefits.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The employment agreements do not provide for any guaranteed increases to base salaries. Messrs. Fernandez, Dungan and Ramirez base salaries in 2025 were $900,000, $630,000 and $400,000, respectively. There was no increase in named executive officer base salaries in 2025. The CEO’s, COO’s and CFO’s base salaries were last increased in 2024, 2024 and 2020, respectively.

The Company believes the base salaries it currently pays to its named executive officers are at market competitive levels for companies of similar size within its industry. See the “Summary Compensation Table” on page 22 of this proxy statement and the related footnotes for additional information about base salaries.

Incentive Compensation

The Company’s annual incentive program reflects the Compensation Committee’s belief that a significant portion of the named executive officers’ compensation should be tied to Company performance. For 2025, variable, non-guaranteed performance-based compensation paid to Messrs. Fernandez, Dungan and Ramirez represented 45%, 39%, and 34%, respectively, of their total compensation. The annual incentive component of the Company’s executive compensation program consists of annual performance-based cash incentive awards and performance-based equity incentive grants in the form of restricted stock units of which, if earned based on performance, vests one third annually over a three-year period commencing on the first anniversary of the grant date. These performance-based cash and equity opportunities are tied to the achievement of adjusted diluted net earnings per share targets based on a Board-approved operating plan. Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. Cash and equity payouts are based on the dollar amount of the opportunity earned based on target levels achieved. For the Company's CEO and COO, the equity opportunities have historically been more heavily weighted than the cash opportunities, including in 2025 and for 2026. Performance-based equity incentive awards earned are expressed in a dollar amount and divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units, the value of which is ultimately determined by the Company’s stock price on the date of vesting.

Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain customary employee benefits. For 2025, these benefits included health, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability insurance and a 401(k) plan. The Company covers approximately 60% of the total cost of the health benefits for its U.S.-based employees, including its named executive officers. In other geographies, the Company’s compensation and benefits packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any special retirement-related benefits, such as pensions or 401(k) contribution matches, for its senior executives.

Limited Perquisites

The Company provides limited perquisites to its executive officers in amounts which do not exceed $10,000 for any executive officer.

Shareholder “Say on Pay” Vote

The Board and the Compensation Committee regularly evaluate the Company’s executive compensation policies and practices to ensure they appropriately incentivize performance, reinforce accountability, and align executives’ interests with those of our shareholders—particularly during periods when decisive action is required to protect and enhance long‑term shareholder value. As part of this evaluation, the Board and the Compensation Committee consider the results of the annual advisory vote on executive compensation, commonly known as the “say‑on‑pay” vote. At the Company’s 2025 annual meeting of shareholders, approximately 44% of the votes were cast in support of the say‑on‑pay proposal, compared to an average of approximately 98% support since 2020. The Board viewed this outcome as a clear signal to further engage with shareholders and to strengthen the Company’s disclosure regarding the strategic context and objectives underlying the compensation decisions submitted for shareholder approval.

After the 2025 annual meeting, the Company directly reached out to shareholders representing approximately 64.7% of its outstanding common stock and engaged in discussions with shareholders representing approximately 7.3% of its common stock regarding the say‑on‑pay vote. These discussions, led by the CEO and, in one case, the Compensation Committee Chair, reinforced that shareholders sought clearer disclosure connecting the Stock Price Awards to the magnitude of the strategic transformation underway and the Compensation Committee’s objective of incentivizing disciplined execution of a transition it believes is essential to protecting and enhancing long‑term shareholder value.

Additionally, the Company also has an active year‑round shareholder engagement program that provides shareholders with opportunities to raise questions or concerns, including through direct outreach following earnings calls and during investor meetings throughout the year.

Shareholders who responded indicated that the one‑time Stock Price Awards granted in September 2024 (which were disclosed on a Form 8-K filed on September 16, 2024), were a significant factor in their voting decisions, particularly with respect to the strategic rationale for the awards. While shareholders generally recognized that the Company was navigating a period of profound change in the consulting and technology landscape, they indicated that additional context regarding the scale, urgency, and execution risk of the Company’s strategic transformation would have been helpful in better understanding why the Compensation Committee believed it was necessary to provide targeted, performance‑based incentives to ensure its successful execution.

By way of background, beginning in 2023, the Company initiated a fundamental strategic pivot to reposition its business toward Gen AI‑enabled consulting, implementation, and platform‑led offerings in response to what the Board and management viewed as a critical and time‑sensitive inflection point for the industry. This transformation required the rapid design and development of new Gen AI platforms, including the launch of AI XPLR in January 2024; the codification and indexing of the Company’s proprietary intellectual capital into a domain‑specific Gen AI model; extensive retraining and change across the delivery organization; and the identification and acquisition of LeewayHertz, a globally recognized Gen AI engineering organization. These initiatives were executed by the existing leadership team, without the use of outside advisory or banking support, while maintaining financial discipline and continuing to deliver operating results.

In response to this feedback, the Company has taken the following actions:

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No Additional Special Awards. The Compensation Committee has committed not to grant any new special or one‑time equity awards until at least the conclusion of the performance period for the existing Stock Price Awards (December 31, 2028) for any named executive officer.
•
Future Equity Opportunities. The Stock Price Award program required participants to forfeit 50% of their annual equity opportunity for each of 2025, 2026, 2027 and 2028. The disclosures in this Proxy Statement have been updated to more clearly reflect this reduction.
•
Enhanced Disclosure and Transparency. The Company has enhanced its executive compensation disclosure in the CD&A to provide clearer explanation of the strategic context, objectives, and performance alignment underlying its equity awards, including any future special or one‑time awards, if granted.
•
Ongoing Shareholder Engagement. The Company has committed to continue and expand its year‑round shareholder engagement efforts to ensure continued dialogue regarding executive compensation and governance matters.

The Board and the Compensation Committee believe these actions directly address the concerns expressed by shareholders following the 2025 say‑on‑pay vote and demonstrate the Company’s commitment to aligning executive compensation with long‑term shareholder value creation, disciplined pay practices, and robust governance oversight. The Board remains committed to understanding shareholder perspectives and to earning increased support for the Company’s executive compensation program over time.

Executive Compensation Decisions for 2025

Base Salary

The Compensation Committee believes that the base salaries of the Company’s CEO, COO and CFO remained at market competitive levels for companies of similar size within the Company’s industry. The CEO’s, COO’s and CFO’s base salaries were last increased in 2024, 2024 and 2020, respectively.

Incentive Compensation

Each participant in the Company’s executive compensation program has cash and equity incentive opportunities expressed as a percentage of salary that are tied to specified performance targets. For 2025, incentive compensation awarded to Messrs. Fernandez, Dungan and Ramirez in the form of cash and restricted stock units represented 45%, 39%, and 34%, respectively, of their total compensation as reported in the Summary Compensation Table.

At its meeting held in February 2025, the Compensation Committee reviewed and approved the 2025 base salaries and cash and equity incentive plan targets for the Company’s named executive officers as well as the Company’s other senior leaders. The Compensation Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses in connection with the achievement of 2025 adjusted diluted earnings per share performance targets. For 2025, the “Commence”, “Goal” and “Superior” targets established by the Compensation Committee were $1.29, $1.77 and $1.85, respectively. For 2024, the “Commence”, “Goal” and “Superior” targets established by the Compensation Committee were $1.24, $1.71 and $1.78, respectively. These targets represented a 10% and 15% improvement over the Company’s prior year actual adjusted diluted net earnings per share results, respectively. Amounts that exceed “Superior” are paid out using the same rate that is utilized between “Goal” and “Superior”. The non-equity (cash) and equity bonus incentive opportunities for the Company's named executive officers at the Commence, Goal and Superior target levels for 2025, as a percentage of base salary, are seen below:

Name	Principal Position	Non-Equity (Cash) Incentives			Equity Incentives Through 2028
		Commence	Goal	Superior	Commence	Goal	Superior
Ted A. Fernandez	Chairman, Chief Executive Officer	0%	120%	210%	0%	102%	150%
David N. Dungan	Vice Chairman, Chief Operating Officer	0%	96%	168%	0%	77%	113%
Robert A. Ramirez	Executive Vice President, Chief Financial Officer	0%	60%	90%	0%	30%	45%

As described above, in September 2024, the Compensation Committee approved the one-time grant of the Stock Price Awards to the Company’s named executive officers. In connection with the Stock Price Awards, the annual equity incentive award opportunities for the named executive officers during the performance period of the Stock Price Awards in the table above reflect a reduction of 50%, which is required to participate in the program, as compared to the annual equity incentive award opportunities in the Company’s executive compensation program for 2024, for compensation years 2025 through 2028 even if the performance hurdles are achieved earlier than that.

2025 Performance Outcomes

In 2025, the Company’s adjusted diluted earnings per share was $1.55, as compared to the Goal target of $1.77. This resulted in performance-based cash and equity bonuses above the “Commence” level payout but below the “Goal” level payout under the Company’s 2025 executive compensation plan. See Appendix A, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results” for a reconciliation of adjusted results, including adjusted diluted earnings per share, to reported GAAP results for 2025.

Executive Compensation Decisions for 2026

At meetings held in February 2026, the Compensation Committee reviewed and approved the 2026 base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that, in addition to base salaries, would pay annual cash and equity incentive bonuses in connection with the achievement of specified 2026 performance targets. The Compensation Committee chose to retain annual adjusted diluted net earnings per share as the performance target in 2026.

The Company’s Compensation Committee has once again established challenging performance targets for 2026. The Compensation Committee set the annual “Commence,” “Goal” and “Superior” targets from 80%, 110% and 115% of 2025 adjusted diluted earnings per share of $1.55. The non-equity (cash) and equity bonus incentive opportunities for the Company's named executive officers at the Commence, Goal and Superior target levels for 2026, as a percentage of base salary, remains the same as in 2025. As discussed above, in connection with the grant of the Stock Price Awards, the Compensation Committee determined that annual equity incentive award opportunities for the named executive officers during the three-year performance period of the Stock Price Awards program will be reduced by 50% as reflected in the table above, as compared to the annual equity incentive award opportunities in the Company’s executive compensation program for 2024. As a result, the value of the 2026 equity awards to named executive officers were 50% less than 2024 and will remain at this level through 2028. This reduction applies to all other Stock Price Award participants.

For 2026, Mr. Ramirez will also participate in the Company's senior leadership equity program whereby an annual equity opportunity is subject to the achievement of personal management objectives approved by the Compensation Committee.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, policy, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval may be changed in the event of extraordinary circumstances. Therefore, neither the Board nor the Compensation Committee take material non-public information into account when determining the timing of equity awards, nor do they time the disclosure of material non-public information for the purpose of impacting the value of executive or director compensation. The Company’s equity plan expressly prohibits the repricing of options and SARs.

Tax and Accounting Considerations and Compensation Deductibility Policy

In evaluating compensation program alternatives, the Compensation Committee considers, among other factors, the potential impact on the Company of Section 162 (m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s CEO, CFO, and certain other current and former executive officers.

The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such approach results in certain amounts that may be payable in excess of $1,000,000 to not be deductible under Section 162(m). As a result, the Compensation Committee has approved and reserves the right to approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Compensation Recovery

In 2024, the Company adopted a Compensation Recoupment Policy that complies with SEC and Nasdaq rules that require the recovery from its current or former covered officers of any erroneously awarded compensation in the three-year period prior to a restatement. A copy of the Company’s Incentive Compensation Recoupment Policy can be found on the Company’s website at https://www.thehackettgroup.com/governance/.

Insider Trading Policy

The Company has adopted an insider trading policy governing the trading in its securities by directors, executive officers and other employees that is designed to promote compliance with insider trading laws, rules and regulations and applicable Nasdaq standards, which is filed as an exhibit to its Annual Report on Form 10-K for the year ended December 27, 2024.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)(1)	Total ($)
Ted A. Fernandez	2025	900,000	334,688		393,750	1,628,438
(Chairman, Chief	2024	900,000	14,019,025	(3)	1,014,511	15,933,536
Executive Officer)	2023	750,000	1,023,570		602,100	2,375,670

David N. Dungan	2025	630,000	175,711		220,500	1,026,211
(Vice Chairman, Chief	2024	630,000	7,359,994	(3)	568,126	8,558,120
Operating Officer)	2023	525,000	537,374		337,176	1,399,550

Robert A. Ramirez	2025	400,000	120,000	(4)	87,500	607,500
(Executive Vice President	2024	400,000	1,333,047	(3)(4)	225,447	1,958,494
Finance and Chief Financial Officer)	2023	400,000	200,280	(4)	160,560	760,840

(1)
See “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for a discussion of how the non-equity (cash) incentive amounts are determined. These non-equity (cash) and equity grants (excluding the Stock Price Awards discussed in Footnote 3 below) are performance-based and were determined based on the achievement of annual adjusted diluted net earnings per share targets. (Also see the “Grants of Plan-Based Awards” table on page 24 of this proxy statement for additional detail on non-equity (cash) and equity incentive compensation earned based on fiscal 2025 performance).
(2)
Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as amended, of grants of performance-based restricted stock units, including restricted stock units issued in connection with the Stock Price Awards to the named executive officers in the applicable fiscal year. Assumptions used in the calculation of the amounts in this column are described in Note 10 to the Company's audited consolidated financial statements contained in its Form 10-K for the fiscal year ended December 26, 2025.
(3)
Amounts shown include $12,104,914 for Mr. Fernandez, $6,355,086 for Mr. Dungan and $1,107,600 for Mr. Ramirez related to the aggregate grant date fair value of the Stock Price Awards. The Stock Price Awards will be incrementally earned based on the Company’s achievement of three share price targets within a performance period from the date of grant through December 31, 2028. 33.33%, 33.33% and 33.34% of the award is earned on each date on which the Company achieves volume weighted average price per share price targets of $30.00, $40.00, and $50.00, respectively, for a consecutive 20-trading day period, with vesting subject to certain time vesting conditions. The $30 share price hurdle associated with the Stock Price Awards was achieved in the fourth quarter of 2024. One third of the Stock Price Awards issued to Messrs. Fernandez, Dungan and Ramirez vested on September 16, 2025.
(4)
Includes 3,824, 5,128 and 5,468 restricted stock units granted on February 14, 2025, February 16, 2024, and February 17, 2023, respectively, which vested in full one year from the date of grant subject to Mr. Ramirez’ satisfaction of the achievement of personal management objectives established.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2025

The following table sets forth information on the equity grant awards issued to the named executive officers under the Company’s executive compensation plan for fiscal 2025.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)	Equity (Restricted Stock Unit) Incentive Compensation (#)(2)		Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	February 12, 2026	393,750	23,275	(1)	334,688
David N. Dungan	February 12, 2026	220,500	12,219	(1)	175,711
Robert A. Ramirez	February 14, 2025	87,500	3,824	(3)	120,000

(1)
One third of each equity grant vests annually beginning with the first anniversary of the grant date. (See “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for a discussion of the performance criteria and how these performance-based awards are determined).
(2)
Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as amended, of grants of performance-based restricted stock units, including restricted stock units issued in connection with the Stock Price Awards to the named executive officers in the applicable fiscal year. Assumptions used in the calculation of the amounts in this column are described in Note 10 to the Company's audited consolidated financial statements contained in its Form 10-K for the fiscal year ended December 26, 2025.
(3)
Mr. Ramirez received a grant of 3,824 restricted stock units on February 14, 2025 which vested in full one year from the date of grant subject to Mr. Ramirez’ satisfaction of the achievement of personal management objectives established. (See “Executive Compensation Decisions for 2025” on page 19 of this proxy statement for more information about these restricted stock units).

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended (the “Plan”) and The Hackett Group, Inc. Purchase Plan.

The table below sets forth the following information as of December 26, 2025, for (1) all compensation plans previously approved by the Company’s shareholders and (2) all compensation plans not previously approved by the Company’s shareholders:

•
The number of securities to be issued upon the exercise of outstanding options, warrants and rights and the vesting of unvested restricted stock units;
•
The weighted-average exercise price of such outstanding options, warrants and rights; and
•
The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and the Vesting of Unvested Restricted Stock Units (#)		Weighted Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)(3)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	2,481,642	(4)	—	1,870,600	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	—	(4)	—	438,445
Equity compensation plans not approved by shareholders	—		—	—
Total	2,481,642			2,309,045

(1)
The equity compensation plans approved by the Company’s shareholders are the Plan and the Purchase Plan. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding and unvested as well as the shares available under the sublimit for issuance of restricted stock and restricted stock units under the Plan.
(2)
As of the Record Date, there were 1,509,482 shares available for issuance underlying restricted stock or restricted stock units.
(3)
This amount does not include 104,800 shares available for issuance under the Purchase Plan.
(4)
As of the Record Date, the number of issued and unvested restricted stock units was 2,360,502. There were no outstanding stock options, either vested or unvested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unvested restricted stock units for each named executive officer outstanding as of the end of fiscal 2025.

(Does not include equity awards granted after fiscal year-end. See the “Grants of Plan-Based Awards” table on page 24 of this Proxy Statement and “Executive Compensation Decisions for 2025” on page 19 of this proxy statement for information on payments and grants made following the 2025 fiscal year-end related to 2025 performance-based compensation.)

	Outstanding Restricted Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ted A. Fernandez	656,502	(2)	2,634,283
David N. Dungan	344,664	(3)	1,383,002
Robert A. Ramirez	64,201	(4)	323,534

(1)
Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as amended, of grants of performance-based restricted stock units, including restricted stock units issued in connection with the Stock Price Awards to the named executive officers in the applicable fiscal year. Assumptions used in the calculation of the amounts in this column are described in Note 10 to the Company's audited consolidated financial statements contained in its Form 10-K for the fiscal year ended December 26, 2025.
(2)
Includes 131,912 performance-based restricted stock units granted in 2023, 2024 and 2025 for 2022, 2023 and 2024 fiscal year performance, respectively, and includes the unvested portion of 524,590 restricted stock units issued in connection with the Stock Price Awards granted in 2024. The unvested Stock Price Awards vest based on achievement of two significant stock price hurdles and time-based vesting conditions. (See “The Elements of Executive Compensation of the Company – Overview” on page 15 of this proxy statement for more information about the Stock Price Awards). Excludes 23,275 restricted stock units granted on February 12, 2026, for 2025 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. (See “Executive Compensation Decisions for 2025” on page 19 of this proxy statement for more information about these restricted stock units).
(3)
Includes 69,254 performance-based restricted stock units granted in 2023, 2024 and 2025 for 2022, 2023 and 2024 fiscal year performance, respectively, and includes the unvested portion of 275,410 restricted stock units issued in connection with the Stock Price Awards granted in 2024. The unvested Stock Price Awards vest based on achievement of two significant stock price hurdles and time-based vesting conditions, (See “The Elements of Executive Compensation of the Company – Overview” on page 15 of this proxy statement for more information about the Stock Price Awards). Excludes 12,219 restricted stock units granted on February 12, 2026, for 2025 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. (See “Executive Compensation Decisions for 2025” on page 19 of this proxy statement for more information about these restricted stock units).
(4)
Includes 16,201 performance-based restricted stock units granted in 2023, 2024 and 2025 for 2022, 2023 and 2024 fiscal year performance, respectively, and includes the unvested portion of 48,000 restricted stock units issued in connection with the Stock Price Awards granted in 2024. Excludes 8,345 restricted stock units granted on February 12, 2026, which vest in full one year from the date of grant subject to Mr. Ramirez’ satisfaction of the achievement of established personal management objectives. (See “Executive Compensation Decisions for 2025” on page 19 of this proxy statement for more information about these restricted stock units).

OPTION EXERCISES AND STOCK VESTED
(During fiscal year-ended December 26, 2025)

The following table sets forth information concerning the vesting of stock awards in the form of restricted stock units, for each named executive officer during fiscal 2025. Value realized is based on the closing price for the Company’s common stock on the date of exercise or vesting, respectively.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Ted A. Fernandez	371,111	8,910,335
David N. Dungan	194,832	4,677,884
Robert A. Ramirez	45,490	1,183,671

(1)
Reflects the total number of vested restricted stock units. The following table provides additional information regarding the vested restricted stock units:

Name	Total Number of Restricted Stock Units Vested (#)	Net Restricted Stock Units Received After Tax Withholding (#)
Ted A. Fernandez	371,111	225,147
David N. Dungan	194,832	109,770
Robert A. Ramirez	45,490	30,813

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998. It was amended on November 10, 2004, June 10, 2005, December 30, 2008 and March 10, 2017. The agreement provides for a three-year term (with an automatic renewal for one additional year on each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions:

•
upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;
•
upon termination for disability, Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;
•
upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;
•
upon a change of control, upon termination, Mr. Fernandez will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Fernandez’s average total compensation for the three full fiscal years immediately preceding the change of control; and
•
the agreement does not provide for any golden parachute excise tax gross-ups.

(Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement).

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001. It was amended on November 10, 2004, March 24, 2006, December 30, 2008 and March 10, 2017. Mr. Dungan’s agreement provides for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions

•
upon termination by the Company without cause, or upon termination by Mr. Dungan for “good reason,” Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;
•
upon termination for disability, Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;
•
upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;
•
after a change of control, upon termination, Mr. Dungan will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Dungan’s average total compensation for the three full fiscal years immediately preceding the change of control; and
•
the agreement does not provide for any golden parachute excise tax gross-ups.

(Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement).

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement provided for a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and currently provides for an annual salary and bonus pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains provisions regarding confidentiality, non-competition and non-solicitation. The agreement also includes the following provisions:

•
if Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination;
•
if Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits;
•
if Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and all unvested issued and outstanding equity grants will immediately vest; and
•
the agreement does not provide for any golden parachute excise tax gross-ups.

(Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below quantify (in U.S. dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal year 2025. All amounts are calculated assuming (i) a termination date of December 26, 2025 and (ii) the price per share of the Company’s securities was the closing market price as of that date. These payments are subject to the terms of the employment agreements that are summarized under “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” on page 27 of this proxy statement.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	900,000	—	900,000	—
Annual Bonus	—	393,750	—	393,750	—
Restricted Stock Units (unvested and accelerated)(1)	2,634,283	2,634,283	—	2,634,283	2,634,283
Change of Control Payment	—	—	—	—	10,619,851

Benefits and Perquisites:
Health Insurance Premiums	—	26,508	—	26,508	26,508
Life, Accidental Death and Disability Premiums	—	1,685	—	1,685	1,685
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—

Total	2,634,283	3,956,226	—	3,956,226	13,282,327

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	630,000	—	630,000	—
Annual Bonus	—	220,500	—	220,500	—
Restricted Stock Units (unvested and accelerated)(2)	1,383,002	1,383,002	—	1,383,002	1,383,002
Change of Control Payment	—	—	—	—	5,919,832

Benefits and Perquisites:
Health Insurance Premiums	—	18,586	—	18,586	18,586
Life, Accidental Death and Disability Premiums	—	1,093	—	1,093	1,093
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—
					—
Total	1,383,002	2,253,181	—	2,253,181	7,322,513

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	—	—	200,000	400,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)(3)	323,534	323,534	—	323,534	323,534
Benefits and Perquisites:
Health Insurance Premiums	—	32,422	—	32,422	32,422
Life, Accidental Death and Disability Premiums	—	4,069	—	4,069	4,069
Life Insurance Premium	—	11,089	—	11,089	11,089
Gross-up Payment	—	—	—	—	—

Total	323,534	371,114	—	571,114	771,114

(1)
Includes value of 131,912 unvested restricted stock units which were outstanding at year end and which would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause.
(2)
Includes value of 69,254 unvested restricted stock units which were outstanding at year end and outstanding at year end and which would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause.

(3)
Includes value of 16,201 unvested restricted stock units which were outstanding at year end and which would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

In certain cases, the tax laws deny an income tax deduction for payments that are contingent upon a change in control. Benefits under the employment agreements will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

Director Compensation for 2025

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board or any of its committees. Each outside director receives an annual $40,000 cash retainer, paid quarterly. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors also receive an annual restricted stock unit grant equal in value to $108,000 on the date of grant. Under this program, 67% of the restricted stock units granted will vest in full on the one-year anniversary of the date of grant and 33% will vest one-third per year beginning on the first anniversary of the grant date and will also vest upon involuntary termination of service, including change of control. Upon reaching ten years of service on the Board, outside director members receive a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Each of the Company’s outside directors is allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on the Board.

Director Compensation for Fiscal 2025

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Maria A. Bofill	40,000	108,000	148,000
Richard N. Hamlin	40,000	108,000	148,000
John R. Harris	40,000	108,000	148,000
Robert A. Rivero	40,000	108,000	148,000
Alan T.G. Wix	40,000	108,000	148,000

(1)
Amounts shown in this column are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, as amended, for restricted stock units during fiscal 2025. The aggregate number of restricted stock unit awards and the aggregate number of stock option awards outstanding at fiscal year-end appears in the “Outstanding Director Equity Awards at 2025 Fiscal Year-End” table below.

Director Compensation for 2026

For 2026, each outside director will continue to receive an annual $40,000 cash retainer, paid quarterly. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors will also receive annual restricted stock unit grants equal in value to $108,000 on the date of grant. 67% of the restricted stock units granted under this program will vest in full on the one-year anniversary of the date of grant and 33% will vest one-third per year beginning on the first anniversary of the grant date. All grants will also vest upon involuntary termination of service, including change of control.

All other aspects of the Company’s outside director compensation program remain unchanged.

OUTSTANDING DIRECTOR EQUITY AWARDS
AT 2025 FISCAL YEAR-END

Name	Restricted Stock Unit Awards (unvested) (#)
Maria A. Bofill	3,441	(1)
Richard N. Hamlin	3,441	(1)
John R. Harris	3,441	(1)
Robert A. Rivero	3,441	(1)
Alan T.G. Wix	3,441	(1)

(1)
Does not include 5,007 restricted stock units granted on February 12, 2026, in connection with the Company’s Outside Director Compensation Plan, which vest on the first anniversary of the date of grant. Does not include 2,503 restricted stock units granted on February 12, 2026, in connection with the Company’s Outside Director Compensation Plan, which vest one third on the first three anniversaries of the date of grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Harris (Chairman), Hamlin, Rivero and Wix and Ms. Bofill. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the director is an executive.

PAY RATIO

Presented below is the ratio of annual total compensation of the Company's CEO to the annual total compensation of its median employee (excluding its CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934 (the "Exchange Act").

In identifying the Company's median employee, the Company's calculation included the base salary for each employee as of December 26, 2025, commissions paid in 2025 and any cash and equity performance and non-performance-based bonus compensation paid or granted to such employees in 2026, based on their performance for fiscal year 2025. Bonus information for 2025 was not available for all employees as of the Record Date as several of the Company's practices conduct performance reviews during the first quarter of the year and approve raises and pay bonuses in April. For employees in these practices the Company estimated 2025 cash and equity bonuses. The amount included for equity performance and non-performance-based bonus compensation grants equaled the fair market value of the shares underlying such grant as of the grant date, however, these grants are subject to time vesting which requires continued employment of the grantee for a period of time ranging from one year, or three to four years. Cash compensation for these purposes included base salary or wages plus overtime pay, cash bonuses, cash commissions and comparable cash elements of compensation in non-U.S. jurisdictions, if applicable, and was calculated using internal payroll and/or tax records. Salaries or wages paid in non-U.S. jurisdictions were converted to U.S. dollars using exchange rates in effect as of December 26, 2025. The Company did not apply any cost-of-living adjustments as part of the calculation.

The Company selected the median employee based on 1,355 full-time and part-time workers who were employed as of December 26, 2025.

The fiscal year 2025 annual total compensation as determined under Item 402 of Regulation S-K for the Company's CEO was $1,628,438. The 2025 annual total compensation as determined under Item 402 of Regulation S-K for the Company's median employee was $77,000. The ratio of the Company's CEO’s annual total compensation to its median employee’s total compensation for fiscal year 2025 is 21 to 1.

The Company has employees in countries with differing labor market characteristics. As such, for purposes of comparability the Company has also calculated the total annual compensation for its median employee in the United States where the Company has 586 employees and generate the majority of its revenue and profitability. The total annual compensation for the median U.S. based employee is $200,000. The ratio of the Company's CEO’s annual total compensation to its median U.S. based employee’s total compensation for fiscal year 2025 is 8 to 1.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, the Company is providing the following information concerning pay versus performance.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1)(2)	Compensation Actually Paid to CEO(3)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers(1)(2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income(6)	Adjusted Diluted Earnings Per Share(7)
2025	$1,628,438	$(5,279,001)	$816,856	$(1,365,341)	$154	$262	12,943	$1.55
2024	$15,933,536	$4,407,241	$5,258,307	$1,713,451	$216	$158	29,630	$1.68
2023	$2,375,670	$4,557,509	$1,080,195	$1,813,398	$156	$139	34,151	$1.55
2022	$5,540,340	$5,954,698	$2,198,741	$2,343,269	$137	$105	40,802	$1.52
2021	$6,081,600	$4,262,516	$2,391,965	$1,780,479	$135	$90	41,545	$1.31

(1) For each year shown, the CEO was Ted A. Fernandez and the other named executive officers were David N. Dungan and Robert A. Ramirez.

(2) The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 23. (See the footnotes to the SCT for further detail regarding the amounts in this column. For 2024 this includes the grant date fair value of the Stock Price Award grant).

(3) See “Computation of Compensation Actually Paid” below for a discussion of the amounts included in this column.

(4) Reflects the cumulative total shareholder return (“TSR”) of the Company for the year ended December 31, 2021, the two-years ended December 31, 2022, the three years ended December 31, 2023, the four years ended December 31, 2024 and the five years ended December 31, 2025, assuming a $100 investment at the closing price on December 31, 2020 and the reinvestment of all dividends.

(5) Reflects the cumulative total shareholder return of the peer group utilized in the stock performance graph required by Item 201(e) of Regulation S-K included in the Company's Annual Report for the year ended December 26, 2025 that consists of Alithya Group Inc. (formerly known as Edgewater Technology, Inc.), Huron Consulting Group, Inc. and Information Services Group, Inc. for the year ended December 31, 2021, the two years ended December 30, 2022, the three years ended December 29, 2023, the four years ended December 27, 2024 and the five years ended December 26, 2025, assuming a $100 investment at the closing price on January 1, 2021 and the reinvestment of all dividends.

(6) Amounts in thousands.

(7) The Company primarily uses adjusted diluted earnings per share to determine the performance-based compensation paid to its named executive officers. As such, it represents, in the Company’s assessment, the most important financial performance measure that is not otherwise disclosed in the table above used by the Company to link Compensation Actually Paid to the registrant’s named executive officers for the years presented in the table. (For the definition of adjusted diluted earnings per share see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 15 of this proxy statement).

Computation of Compensation Actually Paid

The amounts shown in this column are computed in accordance with Item 402(v) of Regulation S-K. “Compensation Actually Paid” for the Company's CEO and “Average Compensation Actually Paid” for its other named executive officers was computed as follows:

	CEO
	2025	2024	2023	2022	2021
SCT Total Compensation	$1,628,438	$15,933,536	$2,375,670	$5,540,340	$6,081,600
Minus SCT Stock Awards Value	(334,688)	(14,019,025)	(1,023,570)	(2,748,240)	(3,027,600)
Plus Value of Unvested Equity Awards Granted in respective year	1,218,130	1,350,316	2,852,216	3,207,073	959,387
Change in Value of Unvested Equity Awards during respective year	(6,490,994)	1,101,503	289,289	(7,063)	247,995
Change in Value of Equity Awards Vested in respective year	(1,299,887)	40,911	63,904	(37,412)	1,134
Total Compensation Actually Paid	$(5,279,001)	$4,407,241	$4,557,509	$5,954,698	$4,262,516

	Other NEOs
	2025	2024	2023	2022	2021
SCT Total Compensation	$816,856	$5,258,307	$1,080,195	$2,198,741	$2,391,965
Minus SCT Stock Awards Value	(147,856)	(4,346,521)	(368,827)	(942,933)	(1,039,545)
Plus Value of Unvested Equity Awards Granted in respective year	353,309	407,422	978,598	1,101,172	327,084
Change in Value of Unvested Equity Awards during respective year	(2,014,631)	378,027	101,282	(2,640)	100,625
Change in Value of Equity Awards Vested in respective year	(373,019)	16,215	22,150	(11,071)	350
Total Compensation Actually Paid	$(1,365,341)	$1,713,451	$1,813,398	$2,343,269	$1,780,479

Relationship Between Compensation Actually Paid and Net Income/Adjusted Diluted Earnings Per Share

The following is provided to describe the relationship between executive compensation and financial performance of the Company, as well as the relationship between the Company’s TSR and the TSR for the Company’s peer group, in each case over the years covered in the table above.

Year	Compensation Actually Paid to CEO(3)(4)	Year over Year Increase (Decrease)	Average Compensation Actually Paid to Non-CEO Named Executive Officers(3)(4)	Year over Year Increase (Decrease)	Net Income(6)	Year over Year Increase (Decrease)	Adjusted Diluted Earnings Per Share	Year over Year Increase (Decrease)
2025	$(5,279,001)	-220%	$(1,365,341)	-180%	$12,943	-56%	$1.55	-8%
2024	$4,407,241	-3%	$1,713,451	-6%	$29,630	-13%	$1.68	8%
2023	$4,557,509	-23%	$1,813,398	-23%	$34,151	-16%	$1.55	2%
2022	$5,954,698	40%	$2,343,269	32%	$40,802	-2%	$1.52	16%
2021	$4,262,516	164%	$1,780,479	103%	$41,545	659%	$1.31	90%

Description of Relationship Between Company TSR and Peer Group TSR

Year	Total Shareholder Return(4)	Year over Year Increase (Decrease)	Peer group Total Shareholder Return(5)	Year over Year Increase (Decrease)
2025	$154	-29%	$262	66%
2024	$216	38%	$158	14%
2023	$156	14%	$139	32%
2022	$137	1%	$105	16%
2021	$135	46%	$90	2%

For 2021, as the impacts of the COVID-19 pandemic were still being experienced, but as business began to improve, the Company’s TSR, net income and adjusted diluted earnings per share increased 46%, 659% and 90%, respectively. The TSR for the Company's peer group increased 2%. The Compensation Actually Paid to the Company's CEO increased 164%. The Compensation Actually Paid utilizing an average of its COO and CFO increased 103%.

For 2022, the Company’s TSR increased 1%, net income decreased 2% and adjusted diluted earnings per share increased 16%. The TSR for the Company's peer group increased 16%. The Compensation Actually Paid to the Company's CEO increased 40%. The Compensation Actually Paid utilizing an average of its COO and CFO increased 32%.

For 2023, the Company’s TSR increased 14%, net income decreased 16% and adjusted diluted earnings per share increased 2% respectively. The TSR for the Company's peer group increased 32%. The Compensation Actually Paid to the Company's CEO decreased 23%. The Compensation Actually Paid utilizing an average of its COO and CFO decreased 23%.

For 2024, the Company’s TSR increased 38%, net income decreased 13% and adjusted diluted earnings per share increased 8% respectively. The TSR for the Company's peer group increased 14%. The Compensation Actually Paid to the Company's CEO decreased 3%. The Compensation Actually Paid utilizing an average of its COO and CFO decreased 6%.

For 2025, the Company’s TSR decreased 29%, net income decreased 56% and adjusted diluted earnings per share decreased 8% respectively. The TSR for the Company's peer group increased 66%. The Compensation Actually Paid to the Company's CEO decreased 220%. The Compensation Actually Paid utilizing an average of its COO and CFO decreased 180%.

Tabular List of Most Important Financial Performance Measures

•
Adjusted diluted earnings per share
•
Annual contract value growth

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO (I) INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN BY 250,000 SHARES AND (II) EXTEND THE CURRENT TERM OF THE PURCHASE PLAN BY THREE YEARS UNTIL JULY 1, 2031

Description of Proposed Amendment. The Board of Directors believes that the continued growth and success of the Company depends, in large part, upon its ability to provide valuable employee benefits to its employees. Accordingly, the Board has adopted, subject to shareholder approval, an amendment to the Purchase Plan. As described in further detail below, the purpose of the amendment is to increase the total number of shares authorized for issuance under the Purchase Plan by 250,000 shares and extend the term of the Purchase Plan by three years until July 1, 2031. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the amendment to the Purchase Plan.

The Board believes that the amendment to the Purchase Plan, if approved by shareholders, will provide it with a sufficient number of shares of common stock to cover purchases under the Purchase Plan for offering periods through 2026, at which time the Board will decide whether it is appropriate to amend the Purchase Plan to add additional shares and seek approval from our shareholders. In addition, the Board believes the amendment will continue to allow the Company to make the Purchase Plan a successful element of the Company’s overall compensation strategy. The Purchase Plan is considered a valuable employee benefit plan and is highly regarded by the Company’s employees. Employees are our most important resource, and the contributions of our employees are critical to our success. The Purchase Plan is designed to align the interests of the Company’s employees more closely with those of the shareholders by encouraging employees to invest in the Company’s common stock, and to help employees share in the Company’s success through the appreciation in value of such purchased common stock. The Purchase Plan, together with the Company’s Stock Option and Incentive Plan, are important employee retention and recruitment vehicles.

Impact of Proposed Amendment. If the Purchase Plan amendment is approved by the Company’s shareholders, total shares available for issuance under the Purchase Plan will be 354,800. The Purchase Plan as amended would also extend the termination date of the Purchase Plan from July 1, 2028 to July 1, 2031.

Material Features of the Purchase Plan.

A description of the Purchase Plan is set forth below. The amendment to the Purchase Plan is attached as Appendix B.

Purpose. The Company adopted the Purchase Plan on April 23, 1998 to provide substantially all employees who have completed three months of service as of the beginning of each six-month period (the “offering period”) an opportunity to purchase shares of its common stock through payroll deductions. The Purchase Plan is intended to benefit the Company by increasing the employee’s interest in the Company’s growth and success and encouraging employees to remain in the employ of the Company.

Administration. The Purchase Plan is administered under the direction of the Compensation Committee of the Board. The Compensation Committee has the authority to interpret the Purchase Plan to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Purchase Plan. The Company bears all costs of administering and carrying out the Purchase Plan. Shares purchased under the Purchase Plan will be held in the custody of an agent appointed by the Board.

Eligible Employees. The Purchase Plan provides that any employee of the Company may participate in the Purchase Plan, except the following: (i) an employee who has been employed for less than three months as of the beginning of the offering period; (ii) an employee whose customary employment is for less than five months in any calendar year; (iii) an employee whose customary employment is 20 hours or less per week; and (iv) an employee who, after exercising his or her rights to purchase shares under the Purchase Plan, would own shares of common stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. An employee must be employed on the last day of the offering period in order to acquire stock under the Purchase Plan unless the employee has died or become disabled, been laid off or is on an approved leave of absence. As of March 13, 2026, approximately 1,262 employees were eligible to participate in the Purchase Plan.

Shares Available for Issuance Under the Purchase Plan. If the amendment is approved, the number of shares of common stock available for issuance under the Purchase Plan will be increased by 250,000, thereby increasing the number of shares available under the Purchase Plan since its inception to 5,025,000 shares of common stock.

Enrollment and Contributions. An eligible employee may participate in the Purchase Plan by completing an election to participate in the Purchase Plan on a form provided by the Company and submitting that form to the human resources department. The form will authorize payroll deductions, not to exceed 10% of pay, and the purchase of shares of common stock for the employee’s account. Enrollment will become effective on the first day of the first offering period. An employee may not during any offering period change his or her percentage of payroll deduction for that offering period, nor may the employee withdraw any contributed funds, other than under limited circumstances. A participating employee may increase or decrease his or her payroll deduction or periodic cash payments, to take effect on the first day of the next offering period, by delivering to the Company a new form regarding election to participate in the Purchase Plan. A participating employee may terminate payroll deductions or contributions at any time.

Purchase Price. Rights to purchase shares of common stock will be deemed granted to participating employees as of the first trading day of each offering period. The purchase price for each share (the “Purchase Price”) will be set by the Compensation Committee. The Purchase Price for an offering period may not be less than 95% of the fair market value on the last trading day of a six-month offering period.

Purchase Limit. No employee may purchase common stock in any calendar year under the Purchase Plan and all other “employee stock purchase plans” of the Company and any parent or subsidiary having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the offering period. The Company has also imposed a limitation that provides that no more than 400,000 shares of Common Stock, in the aggregate, may be purchased by participating employees during a six-month offering period.

Purchase of Common Stock. On the last trading day of the offering period, a participating employee will be credited with the number of whole shares of common stock purchased under the Purchase Plan for such period. Common stock purchased under the Purchase Plan will be held in the custody of an agent designated by the Company. The agent may hold the Common Stock purchased under the Purchase Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. An employee may, at any time following his or her purchase of shares under the Purchase Plan by written notice instruct the agent to have all or part of such shares reissued in the employee’s own name and have the stock certificate delivered to the employee.

Term. If the amendment is approved, the Purchase Plan will expire on July 1, 2031.

Termination of Participation. A participating employee will be refunded all monies in his or her account, and his or her participation in the Purchase Plan will be terminated, if: (i) the employee ceases to be eligible to participate in the Purchase Plan or (ii) the employee voluntarily leaves the employ of the Company or a participating affiliate, other than by retirement, or is otherwise terminated by the Company or a participating affiliate prior to the last day of the offering period. If a participating employee elects to terminate participation in the Purchase Plan, the employee will have the following alternatives: (i) purchase of common stock on the last day of the offering period with the amounts then accumulated in his or her account or (ii) refund of all monies in his or her account. Participation in the Purchase Plan will also terminate in the event the Board of Directors elects to terminate the plan, provided that termination of the plan may not impair the vested rights of participants.

If a participating employee terminates employment on account of disability, lay-off or authorized leave of absence, the participating employee will have the following alternatives: (i) make up any deficiency in the employee’s account resulting from a suspension of payroll deductions by an immediate cash payment, (ii) refund of all monies in his or her account or (iii) purchase of common stock on the last day of the offering period with the amounts then accumulated in his or her account. If a participating employee terminates employment on account of death, the legal representative of the employee will have three months from the participating employee’s death to choose between the following alternatives: (i) refund of all monies in his or her account or (ii) purchase of common stock on the last day of the offering period with the amounts then accumulated in his or her account. If a participating employee terminates employment on account of retirement or severance, the participating employee will have ten days after the date of such retirement or severance to choose between the following alternatives: (i) refund of all monies in his or her account or (ii) purchase of common stock on the last day of the offering period with the amounts then accumulated in his or her account.

Transferability of Shares. No participating employee may assign his or her rights to purchase shares of common stock under the Purchase Plan whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of common stock under the Purchase Plan may be made only to the participating employee (or, in the event of the employee’s death, to the employee’s estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

Amendment of Plan. The Board of Directors may, at any time, amend the Purchase Plan in any respect; provided, however, that without approval of the shareholders of the Company, no amendment shall be made (i) increasing the number of shares that may be made available for purchase under the Purchase Plan, (ii) changing the eligibility requirements for participating in the Purchase Plan, or (iii) impairing the vested rights of participating employees.

Termination of Plan. The Board of Directors may terminate the Purchase Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Purchase Plan shall, without further action of the Board of Directors, terminate at the earlier of (i) July 1, 2031 or (ii) such time as all shares of common stock that may be made available for purchase under the Purchase Plan have been issued.

Reorganizations. Upon a reorganization in which the Company is not the surviving corporation or a sale of assets or stock, the Purchase Plan and all rights outstanding shall terminate, except to the extent the provision is made in writing in connection with such transaction for the continuation or assumption of the Purchase Plan or for the substitution of the rights under the Purchase Plan with rights covering the stock of the successor corporation.

No Employment Rights. Neither the Purchase Plan nor any right to purchase common stock under the Purchase Plan confers upon any employee any right to continued employment with the Company or a participating affiliate.

Aggregate Past Purchases Under the Purchase Plan. For Purchase Plan years 2025, 2024 and 2023, 43,668 shares, 41,788 shares and 55,132 shares, respectively, were issued under the Purchase Plan.

Withholding of Taxes. To the extent that an employee realizes ordinary income in connection with the sale or transfer of any shares of common stock purchased under the Purchase Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the employee or from shares that would otherwise be issued to the employee under the Purchase Plan.

U.S. Federal Income Tax Consequences. The Purchase Plan, and the rights of employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Internal Revenue Code.

Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.

Upon sale or other disposition of the shares of common stock, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares of common stock are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares of common stock are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

•	the excess of the fair market value of the shares of common stock at the time of such sale or disposition over the purchase price, or

•	an amount equal to 5% of the fair market value of the shares of common stock as of the first day of the applicable offering period.

Any additional gain would be treated as long-term capital gain.

If the shares of common stock are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares of common stock on the date the shares of common stock are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares of common stock prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Company.

The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the Purchase Plan.

New Plan Benefits; Executive Officer Participation. Benefits under the Purchase Plan depend on employees’ elections to participate in the Purchase Plan and the fair market value of our common stock at various future dates. Therefore, it is not possible to determine future benefits that will be received by participants in the Purchase Plan. Mr. Fernandez is not eligible to participate in the Purchase Plan since he owns or has the right to acquire more than five percent of our outstanding common stock. Mr. Ramirez is eligible to participate in the Purchase Plan, but it is not possible to determine at this time the extent to which, if at all, he will participate in the Purchase Plan. Mr. Ramirez did not participate in the Purchase Plan in 2025.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the amendment to the Purchase Plan. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the Purchase Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2:

TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO (I) INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN BY 250,000 SHARES AND (II) EXTEND THE CURRENT TERM OF THE PURCHASE PLAN BY THREE YEARS UNTIL JULY 1, 2031.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing its shareholders an opportunity to indicate whether they support the named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the Company’s executive compensation program and the application of the Company’s compensation philosophies for the years presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

The Company’s primary objectives relating to executive compensation are to (1) align the financial interests of its executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole and (2) attract and retain highly qualified executives with salaries and incentive programs that are competitive with companies of similar or greater size within its industry.

The Company’s executive compensation programs, which focus on operating performance, earnings growth and share price appreciation, reflect the Company’s “pay for performance” approach to compensation. Annually, the Company's executives have the opportunity to earn cash payouts and equity awards based on the achievement of adjusted diluted net earnings per share growth targets specified by the Company’s Compensation Committee. Another key aspect of the executive compensation programs is that a meaningful part of total compensation is paid with performance-based restricted stock unit grants that not only requires the achievement of a performance-based target to earn the grant, but also has a three-year vesting period following the date of grant which occurs after the performance period. The vesting requirement of the equity portion of the compensation program (1) extends the value of the current year compensation program for an additional three-year period, (2) creates a strong incentive for the executives to increase shareholder value, and (3) serves as a powerful executive retention tool. This equity component is also essential to the compensation and retention of the Company’s executives since the Company does not provide retirement (pension or 401(k) match) benefits for its senior executives and offers no perquisites. Finally, the Company's CEO and COO are significant shareholders which continues to provide an incentive for the CEO and COO to focus on share value appreciation in order to maximize the benefit of the vested awards.

In 2025, for executive compensation purposes, the Company’s adjusted diluted earnings per share was $1.47, as compared to the “Goal” target of $1.77. This resulted in performance-based cash and equity bonuses above the “Commence” level payout but under the Goal level payout under the Company’s 2025 executive compensation program. Please refer to Appendix A, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results” for a reconciliation of adjusted results, including adjusted diluted earnings per share, to reported GAAP results for 2025. The non-equity (cash) and equity bonus incentive opportunities for the Company's named executive officers at the Commence, Goal and Superior target levels for 2025, as a percentage of base salary, are seen below:

Name	Principal Position	Non-Equity (Cash) Incentives			Equity Incentives Through 2028
		Commence	Goal	Superior	Commence	Goal	Superior
Ted A. Fernandez	Chairman, Chief Executive Officer	0%	120%	210%	0%	102%	150%
David N. Dungan	Vice Chairman, Chief Operating Officer	0%	96%	168%	0%	77%	113%
Robert A. Ramirez	Executive Vice President, Chief Financial Officer	0%	60%	90%	0%	30%	45%

As described above, in September 2024, the Compensation Committee approved the one-time grant of the Stock Price Awards to the Company’s named executive officers. In connection with the Stock Price Awards, the annual equity incentive award opportunities for the named executive officers during the performance period of the Stock Price Awards in the table above reflect a reduction of 50% required to participate in the program, as compared to the annual equity incentive award opportunities in the Company’s executive compensation program for 2024, for compensation years 2025 through 2028 even if the performance hurdles are achieved earlier than that.

The Company’s Compensation Committee has once again established challenging performance targets for 2026. The Compensation Committee set the annual “Commence,” “Goal” and “Superior” targets from 80%, 110% and 115% percent of 2025 adjusted diluted earnings per share of $1.55. The non-equity (cash) and equity bonus incentive opportunities for the Company's named executive officers at the Commence, Goal and Superior target levels for 2026, as a percentage of base salary, remains the same as in 2026.

For 2026, Mr. Ramirez will also participate in the Company's senior leadership equity program which vests a portion of the participant’s annual equity opportunity after the conclusion of the compensation year subject to the achievement of personal management objectives established for each individual.

(See “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for more information regarding aspects of the Company’s executive compensation programs and the Compensation Committee’s decisions in respect of executive compensation in 2025. See also “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” beginning on page 27 of this proxy statement for more information regarding the terms contained in the employment agreements of the Company's named executive officers).

For the reasons discussed in this proxy statement, including under “Compensation Discussion and Analysis” above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of Messrs. Hamlin (Chairman), Harris, Rivero and Wix and Ms. Bofill. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and the Nasdaq. The Board determined that Mr. Hamlin, Mr. Rivero and Ms. Bofill are “audit committee financial experts” under the SEC rules. The Company’s Audit Committee is governed by a written charter. A copy of the Audit Committee Charter can be found on the Company’s website at https://www.thehackettgroup.com/governance/. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee discussed with RSM US LLP (“RSM”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has discussed with RSM its independence from management and the Company, and it received the written disclosures and letter from RSM as required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with RSM the overall scope and plans for the Company’s audit. The Audit Committee meets with RSM, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 7 meetings during fiscal year 2025.

The Audit Committee approved all audit and non-audit services provided by RSM in fiscal year 2025, as described in “Pre-Approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 26, 2025 with management and with representatives of RSM. The Audit Committee also reviewed, and discussed with management and representatives of RSM, management’s assessment and report and RSM’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 26, 2025, filed with the SEC.

Pre-Approval of Non-Audit Services

All audit-related services, tax services and other services were approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of non-audit-related, tax and other services specifically described by the Audit Committee in the policy on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Audit Committee as to the nature and cost of such services at the next Audit Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

Maria A. Bofill

John R Harris

Robert A. Rivero

Alan T.G. Wix

PROPOSAL 4
TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2027

The Audit Committee of the Board has appointed RSM US LLP (“RSM”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending January 1, 2027. During fiscal year 2025, RSM served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. (See “Fees Paid to Independent Accountants” below).

The appointment of RSM is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board will consider whether it should select a different independent registered public accounting firm. The Company’s bylaws do not require that the shareholders ratify the appointment of RSM as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice. The Company expects that representatives of RSM will be present at the annual meeting in person or by video-conference. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid to Independent Accountants

The following table sets forth fees for professional services provided by RSM and associated entities, including RSM International entities for the audit of the Company’s consolidated financial statements for fiscal years 2025 and 2024 and fees billed for audit-related services, tax services, and all other services rendered by RSM for fiscal years 2025 and 2024:

	2025	2024
Audit Fees(1)	$658,909	$623,845
Audit-Related Fees(2)	$23,100	$23,000
Tax Fees(3)	$—	$—
All Other Fees(4)	$12,500	$12,875

(1) Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.

(3) Represents fees for services provided in connection with the Company’s tax compliance program.

(4) Represents fees for services provided to the Company not otherwise included in the categories seen above.

If you are a beneficial owner of shares held on your behalf in “street name” by a broker or other nominee, and you do not provide your broker or other nominee with voting instructions, your broker or other nominee will have discretion to vote your shares with respect to this proposal. The proposal will be approved by the vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4: TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2027.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons,” that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by Nasdaq or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•
any of the Company’s directors, nominees for director and executive officers;
•
any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Shareholder”); and
•
any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Shareholder.

The following related person transactions occurred during 2025 and 2026 on a year to date basis:

On February 19, 2025, the Company repurchased (i) 40,000 shares of its common stock from Robert Ramirez, Chief Financial Officer; (ii) 3,282 shares of its common stock from Maria Bofill, a member of the Board; (iii) 3,077 shares of its common stock from Robert Rivero, a member of the Board; (iv) 3,077 shares of its common stock from Alan Wix, a member of the Board; (v) 923 shares of its common stock from John Harris, a member of the Board. These repurchases were made at a price per share of $30.78, which was the closing price of a share of the Company's common stock on the Nasdaq on February 19, 2025.

On February 19, 2026, the Company repurchased (i) 2,677 shares of its common stock from Robert Rivero, a member of the Board; (ii) 2,000 shares of its common stock from John Harris, a member of the Board; and (iii) 2,677 shares of its common stock from John Harris, a member of the Board. These repurchases were made at a price per share of $15.22, which was the closing price of a share of the Company's common stock on the Nasdaq on February 19, 2026.

The repurchase transactions involving the Company's directors were completed under a repurchase program for the Company’s outside directors which was approved by Audit Committee and were affected as part of the Company’s existing share repurchase program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 13, 2026 by:

•
each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock;
•
each of the named executive officers;
•
each director and nominee of the Company; and
•
all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(12)	Percent of Class (%)(12)
Ted A. Fernandez(1)(13)	1,922,142	7.6
David N. Dungan(2)(13)	859,335	3.4
Robert A. Ramirez(3)(13)	131,083	0.5
Maria Bofill(4)(13)	5,754	*
Richard N. Hamlin(5)(13)	32,761	*
John R. Harris(6)(13)	4,831	*
Robert A. Rivero(7)(13)	2,677	*
Alan T .G. Wix(8)(13)	9,236	*
BlackRock, Inc.(9)	1,899,966	7.5
Royce & Associates, LP(10)	2,962,097	11.7
The Vanguard Group(11)	2,261,104	9.0
All current directors and current named executive officers as a group (8 persons)	2,967,819	11.8

* Represents less than 1%.

(1) Excludes 78,520 unvested performance-based restricted stock units. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Includes 157,091 of shares which are held in trust for the benefit of Mr. Fernandez’ children. The address for Mr. Fernandez is 1001 Brickell Bay Drive, Suite 3000, Miami, FL 33131.

(2) Excludes 41,223 unvested performance-based restricted stock units. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Includes 92,652 shares held in the DND Family Trust.

(3) Excludes 11,728 unvested performance-based restricted stock units. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

(4) Excludes 8,274 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.

(5) Excludes 8,274 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.

(6) Excludes 8,274 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.

(7) Excludes 8,274 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.

(8) Excludes 8,274 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.

(9) The information reported is based on a Schedule 13G/A filed with the SEC on April 24, 2025 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the date specified in the filing, BlackRock had sole voting power with respect to 1,872,860 shares of common stock and sole dispositive power with respect to 1,899,966 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on April 24, 2025.

(10) The information reported is based on a Schedule 13G/A filed with the SEC on March 3, 2026 by Royce & Associates, LP (“Royce”). The statement discloses that, as of date specified in the filing, Royce had sole voting power with respect to 2,962,097 shares of common stock and sole dispositive power with respect to 2,962,097 shares of common stock. The address for Royce is One Madison Avenue, New York, NY 10010. For additional disclosure regarding the persons affiliated with Royce and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on October 14, 2025.

(11) The information reported is based on a Schedule 13G/A filed with the SEC on July 29, 2025 by The Vanguard Group (“Vanguard”). The statement discloses that, as of date specified in the filing, Vanguard had sole dispositive power with respect to 2,203,180 shares of common stock, shared voting power with respect to 32,834 shares of common stock and shared dispositive power with respect to 57,924 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. For additional disclosure regarding the persons affiliated with Vanguard and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on July 29, 2025.

(12) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying restricted stock units, held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 13, 2026 are both deemed outstanding and included in the number of shares beneficially owned by such person.

(13) Based upon 25,220,226 shares of common stock outstanding as of March 13, 2026.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2025 with the reporting requirements of Section 16(a) of the Exchange Act, except for two Forms 4 for each of Messrs. Fernandez, Dungan and Ramirez to report the vesting of restricted stock units granted in connection with the Stock Price Awards and to report the tax withholdings upon vesting of restricted stock units, all of which were filed late due to administrative error.

SHAREHOLDERS PROPOSALS FOR THE ANNUAL MEETING IN 2027

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders must be received by the Company no later than November 20, 2026, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2027 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2027 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 30, 2027 and not later than March 1, 2027. However, if the date of the 2027 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2026 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

Similarly, shareholders may nominate director candidates for the 2027 Annual Meeting, provided that such nominations must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 30, 2027 and not later than March 1, 2027. However, if the date of the 2027 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2026 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made.

The shareholder’s notice nominating a candidate for director must set forth:

•
as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
•
as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of the beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by the shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other that the Company’s nominees must provide notice that sets for the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended December 26, 2025. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131, telephone (305) 375-8005, facsimile (786) 772-2048.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Keith Henrich

Secretary

March 20, 2026

APPENDIX A

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (NON-GAAP) RESULTS

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to Company adjusted net income per common share for the twelve months ended December 26, 2025, utilizing the GAAP income tax rate (in thousands, except per share amounts):

GAAP net income	$12,943
Non-cash stock compensation expense	10,915
Stock price award compensation expense	16,804
Acquisition-related non-cash stock compensation expense	2,911
Acquisition-related cash stock compensation expense	178
Acquisition-related costs	399
Amortization expense	996
Restructuring	3,112
Company adjusted income before income taxes	48,258
Company adjusted income tax expense	4,938
Company adjusted net income	$43,320

Company adjusted diluted net income per common share	$1.55
Weighted average common and common equivalent shares outstanding	27,907

Company adjusted net income	$43,320
Adjusted restructuring costs	(2,432)
Adjusted net income - executive compensation	$40,888

Adjusted diluted net income per common share - executive compensation	$1.47
Weighted average common and common equivalent shares outstanding	27,907

A-1

The Hackett Group
World-Class Defined and Enabled

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2026 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR the nominee listed and FOR Proposals 2, 3, and 4.

1. Election of Director:

	For	Against	Abstain
01 - John R. Harris	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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048T2I

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of The Hackett Group, Inc. Shareholders

Thursday, April 30, 2026, 11:00 am ET
1001 Brickell Bay Drive, 30th Floor
Miami, Florida

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Proxy — The Hackett Group, Inc.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2026

Ted A. Fernandez and Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Hackett Group, Inc. to be held on April 30, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee and FOR Proposals 2, 3, and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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Meeting Attendance
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